Exhibit 99.1

GORMAN-RUPP REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

Mansfield, Ohio – April 28, 2016 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the first quarter ended March 31, 2016.

Net sales during the first quarter were $100.3 million compared to $99.2 million during the first quarter of 2015. Sales in both water end markets and non-water end markets were comparable between periods, increasing 3.2% and 0.8%, respectively.

The first quarter activity in our larger water markets group included increased sales of $1.2 million in the municipal market driven primarily by sales of large volume pumps for flood control and wastewater and $1.3 million in the fire protection market due to domestic sales. These increases were offset by lower construction market sales of $1.5 million due principally to the severe global decline in the drilling of oil and gas. The first quarter activity in our non-water markets included increased sales of $1.7 million in the petroleum market due primarily to timing of long-term infrastructure projects related to mid-stream transmission of refined petrochemical products. This increase was offset by lower industrial market sales of $2.2 million also largely attributable to the downturn in oil and gas production and the related decline in the offloading of oil from barges due to excess inventory. Domestic sales increased $2.6 million or 3.9% driven by the petroleum, municipal and fire protection markets while international sales decreased $1.5 million or 4.5% due to lower sales in most major markets.

Gross profit was $22.9 million for the first quarter of 2016, resulting in gross margin of 22.8%, compared to $23.9 million gross profit and 24.1% gross margin for the same period in 2015. Operating income was $9.2 million, resulting in operating margin of 9.2% for the first quarter of 2016, compared to $10.6 million operating income and 10.7% operating margin for the same period in 2015. The quarter’s gross profit margin decline was due principally to major market sales mix changes from consolidated contributions of increased sales in the fire protection and agricultural markets. The operating margin decline also included higher professional fees during the first quarter of 2016.

The Company’s backlog of orders was $111.0 million at March 31, 2016 compared to $158.9 million a year ago and $117.1 million at December 31, 2015. The decrease in backlog from a year ago is due primarily to approximately $34.2 million of shipments related to the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project in the last twelve months along with lower orders in the construction and industrial markets. Encouragingly, we did experience an increase of $16.3 million in incoming orders in the first quarter of 2016 compared to the fourth quarter of 2015 across most of the major markets the Company serves. Approximately $5.2 million of orders related to the PCCP project remain in the March 31, 2016 backlog total and are expected to ship by the end of the third quarter of 2016. When completed, this flood control project will be one of the largest such projects in the world.

The Company generated $20.1 million of operating cash flow during the first quarter of 2016 and continues to have a strong and flexible balance sheet. Cash and cash equivalents totaled $40.2 million at March 31, 2016 and working capital increased $6.6 million from December 31, 2015 to a record $152.5 million at March 31, 2016. The increase in working capital was due principally to higher cash balances partially offset by lower inventories. The Company invested $1.2 million in the first quarter of 2016 primarily consisting of capital expenditures of machinery and equipment and building improvements. Capitals expenditure expectations for 2016 remain in the planned range of $12 to $14 million. The Company had no bank debt as of March 31, 2016.

The Company is very proud to have been recognized for the fifth consecutive year as one of the 100 Most Trustworthy Companies in America by Forbes. To create this list, the year’s public filings for more than 2,500 publicly-traded non-financial American companies with market capitalizations of $250 million or more were reviewed and evaluated in depth to identify the 100 that most “consistently demonstrated transparent accounting practices and solid corporate governance.” Among the 47 small cap honorees, Gorman-Rupp was tied with three other companies for the highest annual rating, and was tied with one other company for the highest rating over the past four quarters.

Jeffrey S. Gorman, President and CEO commented, “Our financial performance continues to be impacted by multiple challenges, most notably the business confidence instability related to the global price of oil and low commodity prices. While we expect the near-term to be similarly challenging, we are encouraged by the quarter’s growth in incoming orders and are cautiously optimistic that a slow recovery has begun.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates, changes in foreign exchange rates, commodity pricing and capital and consumer spending and volatility in domestic oil production activity; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the PCCP project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2016	2015

Net sales	$100,257	$99,233
Cost of products sold	77,360	75,318

Gross profit	22,897	23,915

Selling, general and administrative expenses	13,669	13,312

Operating income	9,228	10,603

Other income - net	31	310

Income before income taxes	9,259	10,913
Income taxes	2,977	3,638

Net income	$6,282	$7,275

Earnings per share	$0.24	$0.28

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$40,191	$23,724
Accounts receivable - net	78,059	76,758
Inventories - net	77,293	82,818
Other current assets	3,354	6,091

Total current assets	198,897	189,391

Property, plant and equipment - net	127,569	129,887

Other assets	3,981	3,860

Goodwill and other intangible assets - net	40,876	41,063

Total assets	$371,323	$364,201

Liabilities and shareholders’ equity
Accounts payable	$17,476	$14,529
Accrued liabilities and expenses	28,903	28,931

Total current liabilities	46,379	43,460

Pension benefits	7,697	9,309

Postretirement benefits	20,970	20,784

Deferred and other income taxes	3,962	3,627

Total liabilities	79,008	77,180

Shareholders’ equity	292,315	287,021

Total liabilities and shareholders’ equity	$371,323	$364,201

Shares outstanding	26,083,623	26,083,623